Exhibit 10.1

AMENDMENT TO PROMISSORY NOTE

Reference is made to that certain promissory note, dated February 9, 2024 (the “Note”), between Bellevue Life Sciences Acquisition Corp., a Delaware corporation, and Jun Chul Whang. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Note.

1. Extension of the Maturity Date. The parties hereto agree that Section 1 of the Note shall be amended and restated in its entirety as follows: “The Principal balance of this Note shall be payable by the Maker on the earlier of: (i) March 31, 2025 and (ii) the date on which Maker consummates an initial business combination (the “Business Combination”). The principal balance may be prepaid at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or stockholder of the Maker be obligated personally for any obligations or liabilities of the Maker hereunder.”

2. Binding Effect. Except as amended pursuant to paragraph 1 above, the Note shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed by each of the parties hereto.

3. Counterparts. This amendment may be executed in one or more counterparts (including by electronic transmission), each of which will be deemed to be an original copy of this amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed as of the latest date set forth below.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

By:	/s/ Kuk Hyoun Hwang
Name:	Kuk Hyoun Hwang
Title:	Chief Executive Officer
Date:	9/20/2024

ACCEPTED AND AGREED:

/s/ Jun Chul Whang
Jun Chul Whang, individually
Date: 9/19/2024

[Signature page to Promissory Note Amendment]